MANAGEMENT AGREEMENT


This Agreement is made this 1st day of November
1995, by and between Henderson's Wharf
Baltimore, L.P. (the "Owner") and Claremont
Management Corporation (the "Agent").

Section 1 - APPOINTMENT OF MANAGING AGENT

1.1  APPOINTMENT OF MANAGING ACCEPTANCE
     Owner hereby appoints Agent as sole and
     exclusive agent of Owner to lease and
     manage the property described in paragraph
     1.2 upon the terms and conditions provided herein. Agent accepts the appointment and agrees to furnish the services of its organization for the leasing and management of the Premises; and Owner agrees to pay all expenses in connection with those services.

1.2  DESCRIPTION OF PREMISE
     The property to be managed by Agent under
     this Agreement (the "Premises") is known
     as   Henderson's Wharf located at 1000
     Fell Street, Baltimore, MD, consisting of the land, building, and other improvements described as 128 units of residential rental in the state of Maryland.

1.3  TERM
     The terms of the Agreement shall be for an initial period of 20 months (the "initial term") from the 1st day of November 1995, to including the 30th day of June 1997;
     and thereafter shall be automatically
     renewed from year to year unless
     terminated as provided in sections 21 or 27 herein. Each of said one-year renewal periods is referred to as a "term year".

1.4  MANAGEMENT OFFICE
     Owner shall provide adequate space on the Premises for a management office. This office can be shared with other properties. Owner shall pay all expenses related to such office, including, but not limited to, furnishings, equipment, postage and office supplies, electricity and other utilities, and telephone. All costs to be prorated to appropriate properties.

1.5  APARTMENT FOR ON-SITE STAFF
     Owner shall provide a suitable
     apartment(s) on the Premises, if deemed
     appropriate by mutual consent of both
     parties, for the use of an on-site manager and/or a resident janitor and their families, rent free, except that such resident staff shall pay for heat and utilities in the same manner as other tenants. The specific apartment(s) shall be the Owner's choice.





Section 2 - Bank Accounts

     The various bank accounts established
     under this Agreement shall at all times be established in Owner's name but under Agent's control. Agent's and Owner's designees shall be the only parties authorized to draw upon such accounts. No amounts deposited in any accounts established under this Agreement shall in any event be commingled with any other funds of Agent.

2.1  OPERATING (AND/OR) RESERVE ACCOUNT(S)
     Agent shall establish a separate
     account(s) known as the Henderson's Wharf
     Baltimore L.P. Apartments Operating
     (and/or) Reserve Account(s), separate and apart from Agent's corporate accounts, for the deposit of receipts collected as described herein, in a bank or other institution whose deposits are insured by the federal government. Such depository shall be selected by the Agent upon the consent of the Owner. However, Agent shall not be held liable in the event of bankruptcy or failure of a depository.
     Funds in the Operating (and/or) Reserve
     Account(s) remain the property of Owner
     subject to disbursement of expenses by
     Agent as described in the Agreement.

2.1.1     INITIAL DEPOSIT AND CONTINGENCY
     RESERVE
     Immediately upon commencement of this
     Agreement, Owner shall remit to Agent the sum $135,000 to be deposited in the Operating (and/or) Reserve Account(s) as an initial deposit representing the estimated disbursements to be made in the first month following the commencement of this Agreement, plus an additional sum of $50,000 as a contingency reserve. If this contingency reserve is drawn down, then they shall be replenished from operations as soon as economically feasible. Owner and Agent shall review the amount of the contingency reserve from time to time and shall agree in writing on a new contingency reserve amount when such is required.

2.2  SECURITY DEPOSIT ACCOUNT
     Agent shall, if required by law, maintain a separate interest bearing account for tenant security deposits and advance rentals. Such account shall be maintained in accordance with applicable state or local laws, if any.

2.3  FIDELITY BOND
     The Agent will furnish, at its own
     expense, a fidelity bond in the principal sum of $1,000,000, which is at least equal to the gross potential income for two months and is conditioned to protect the Owner and the Mortgagee against misappropriation of funds of the Premises by the Agent and its employees. The Agent will obtain a bond of like kind to cover the on-site personnel expressed in Section
     9.1 and it shall be paid for from Premises income. The other terms and conditions of the bond, and the surety thereon, will be subject to approval of the Owner and the Mortgagee.


Section 3 - COLLECTION OF RENTS AND OTHER
     RECEIPTS

3.1  AGENT'S AUTHORITY
     Agent shall collect (and give receipts
     for, if necessary) all rents, charges and other amounts receivable on Owner's account in connection with the management and operation of the Premises. Such receipts (except tenants' security deposits and advance rentals, which shall be handled as specified in paragraphs 2.2 and 3.3 hereof; and special charges, which shall be handled as specified in paragraph
     3.2 hereof) shall be deposited in the
     Operating (and/or) Reserve Account(s)
     maintained by Agent for the Premises.

3.2  SPECIAL CHARGES
     If permitted by applicable law, Agent may collect from tenants any or all of the following: and administrative charge for late payment of rent, a charge for returned or non-negotiable checks, a credit report fee, an administrative charge and/or commission for subleasing.

3.3  SECURITY DEPOSITS
     Agent shall collect, deposit, and disburse tenants' security deposits in accordance with the terms of each tenant's lease.
     Agent shall pay from operations tenants
     interest upon such security deposits only if required by law to do so. Agent shall comply with all applicable state or local laws concerning the responsibility for security deposits and interest, if any.

Section 4 - DISBURSEMENT FROM OPERATING
     (AND/OR) RESERVE ACCOUNT(S)

4.1  OPERATING EXPENSES
     From the Operating (and/or) Reserve
     Account(s), Agent is hereby authorized to pay or reimburse itself for all expenses and costs of operating the Premises in accordance with approved annual budget under Section 6.2 and for all other sums due Agent under this Agreement, including
     Agent's compensation under section 17.

4.2  DEBT SERVICE
     Owner shall give Agent advance written
     notice of at least 10 days if Owner
     desires Agent to make any additional
     monthly or recurring payments (such as
     mortgage indebtedness, general taxes, or special assessments, or fire, steam boiler, or other insurance premiums) out of the proceeds from the Premises. If
     Owner notifies Agent to make such payments after the beginning of the term of this Agreement, Agent shall have the authority to name a new contingency, and Owner shall maintain this new contingency reserve amount at all times in the Operating
     (and/or) Reserve Account(s).






4.3  NET PROCEEDS
     To the extent that funds are available,
     and after maintaining the cash contingency reserve amount as specified in paragraph
     2.1.1, Agent shall transmit cash balances to Owner periodically, as follows. Such periodic cash balances shall be remitted to the following person(s), in the percentage(s) specified, address(es) shown: as directed from time to time by Owner.

Section 5 - AGENT NOT REQUIRED TO ADVANCE FUNDS

          In the event the balance in the Operating
     (and/or) Reserve Account(s) is at any time insufficient to pay disbursements due and payable under paragraphs 4.1, 4.2 and 6.2.
     Owner shall immediately upon notice, remit to Agent sufficient funds to cover the deficiency and replenish the contingency reserve. In no event shall Agent be required to use its own funds to pay such disbursements. Nor shall Agent be required to advance any monies to Owner, to the Security Deposit Account, or to the Operating (and/or) Reserve Account(s).

     If Agent elects to advance any money in
     connection with the Premises to pay any
     expenses for Owner, such advances shall be considered a loan subject to repayment with interest, and Owner hereby agrees to reimburse Agent, including interest as provided in paragraph 17.7 and hereby authorizes Agent to deduct such amounts from any monies due Owner.

Section 6 - FINANCIAL AND OTHER REPORTS

6.1  REPORTING REQUIREMENTS
     By the 20th day of each month, Agent will provide to the Owner the following schedules for the preceding month, which include, but are not limited to: balance sheet, income statement with comparisons to budget, general ledger, rent roll, bank statements and cash reconciliations, aged listing of accounts receivables, listing of prepaids, additions to fixed assets over $500, intercompany reconciliation, listing of accruals and other prepaids, tenant security deposit listing, and cash flow statement. In addition, Agent shall, on a mutually acceptable schedule, prepare and submit to Owner such other reports as are agreed on by both parties.

6.2  BUDGETS
     Annual operating budgets for the Premises will be approved by the Owner. Except as permitted under Section 10.1 below, annual disbursements for each type of operating expenses itemized in the budget shall not materially exceed the amount authorized by the approved budget without prior consent of the Owner. The Agent will prepare a recommended operating budget for each fiscal year beginning during the term of this Agreement, and will submit the same to the Owner at least forty-five (45) days before the beginning of the fiscal year.
     The Owner will promptly inform the Agent of any changes incorporated in the approved budget, and the Agent will keep the Owner informed of any anticipated deviation from the receipts or disbursements stated in the approved budget.
6.3  OWNER'S RIGHT TO AUDIT
     Owner shall have the right to request
     periodic audits of all applicable accounts managed by Agent, and the cost of such audit(s) shall be paid by Owner.

6.4  TAX ASSESSMENTS
     Agent will inform Owner of changes in the amount of real or personal property tax assessments and assist Owner in compiling all necessary information in connection with any contest or appeal of any assessments.

Section 7 - ADVERTISING

     Agent is authorized to advertise the
     Premises or portions thereof for rent
     using periodicals, signs, plans,
     brochures, or displays, or such other
     means as Agent may deem proper and
     advisable and in accordance with Section
     6.2.  Agent is authorized to place signs
     on the Premises advertising the Premises for rent, provided such signs comply with applicable laws. The cost of such advertising shall be paid out of the Operating (and/or) Reserve Account(s).
     All advertising shall make clear that
     Agent is the manager and NOT the Owner of the Premises. Newspaper ads that share space with other properties managed by the Agent shall be prorated on a reasonable basis.

Section 8 - LEASING AND RENTING

8.1  AGENT'S AUTHORITY TO LEASE PREMISES
     Agent shall use all reasonable efforts to keep the Premises rented by procuring tenants for the Premises. Agent is authorized to negotiate, prepare, and execute all leases, including all renewals and extensions of leases (and expansions of space in the Premises, if applicable) and to cancel and modify existing leases.
     Agent shall execute all leases as Agent
     for the Owner. All costs of leasing shall be paid out of the Operating (and/or)
     Reserve Account(s). No lease shall be in excess of two year(s) without written approval of Owner. The form of the lease shall be agreed upon by Owner and Agent.

8.2  NO OTHER RENTAL AGENT
     During the time of this Agreement. Owner shall not authorize any other person, firm, or corporation to negotiate or act as leasing or rental agent with respect to any leases for space in the Premises.
     Owner agrees to promptly forward all
     inquiries about leases to Agent.

8.3  RENTAL RATES
     Agent, with the consent of the Owner, is authorized to establish and change or revise all rents, fees, or deposits, and any other charges chargeable with respect to the Premises.




8.4  ENFORCEMENT OF LEASES
     Agent is authorized to institute, in
     Owner's name, all legal actions or
     proceedings for the enforcement of any
     lease term, for the collection of rent or other income from the Premises or for the evicting or dispossessing of tenants or other persons from the Premises. Agent is authorized to sign and serve such notices as Agent deems necessary for lease enforcement, including the collection of rent or other income. Agent is authorized, when expedient, to settle, compromise, and release such legal actions or suits or reinstate such tenancies. Any monies for such settlements paid out by Agent shall not exceed $5,000 without prior approval by Owner. Attorney's fees, filing fees, court costs, and other necessary expenses incurred in connection with such actions and not recovered from tenants shall be paid out of the Operating
     (and/or) Reserve Account(s) or reimbursed directly to Agent by Owner. Agent may select the attorney of its choice to handle such litigation upon the advise and consent of Owner.

Section 9 - EMPLOYEES

9.1  AGENT'S AUTHORITY TO HIRE
     Agent is authorized to hire, supervise,
     discharge, and pay all servants,
     employees, contractors or other personnel necessary to be employed in the management, maintenance, and operation of the Premises in accordance with the approved budget mentioned in Section 6.2.
     All employees shall be deemed employees of the Agent.

9.2  OWNER PAYS EMPLOYEE EXPENSES
     All wages and fringe benefits payable to such employees hired per paragraph 9.1 above, and all local, state, and federal taxes and assessment (including but not limited to Social Security taxes, unemployment insurance and workers' compensation insurance) incident to the employment of such personnel, shall be reimbursed to the Agent out of the Operating (and/or) Reserve Account(s) in accordance with the approved budget, and shall be treated as operating expenses.

9.3  AGENT'S AUTHORITY TO FILE RETURNS
     Agent shall do and perform all acts
     required of an employer with respect to
     the Premises and shall execute and file
     all tax and other returns required under the applicable federal, state and local laws, regulations, and/or ordinances governing employment, and all other statements and reports pertaining to labor employed in connection with the Premises and under any similar federal or state law now or hereafter in force. In connection with such filing, Owner shall be responsible for all amounts required to be paid under the foregoing laws, and Agent shall pay the same from the Operating
     (and/or) Reserve Account(s).  Any
     penalties assessed to Owner and incurred due to the negligence of Agent shall be paid for by Agent.

9.4  WORKER'S COMPENSATION INSURANCE
     Agent shall, at Owner's expense, maintain worker's compensation insurance covering all liability of the employer under established worker's compensation laws.
9.5  HOLD HARMLESS, LABOR LAWS
     Agent shall be responsible for compliance with all applicable state or federal labor laws. Owner shall indemnify, defend, and save Agent harmless from all claims, investigations, and suites, or from
     Owner's action or failures to act, with
     respect to any alleged or actual violation of state or federal labor laws.
     Conversely, Agent shall indemnify, defend and save Owner harmless from all claims, investigations, and suits, or from Agent's actions or failure to act with respect to any alleged or actual violations of state or federal labor laws. Agent's or Owner's obligation with respect to such violation(s) shall include payment of all settlements, judgments, damages, liquidated damages, penalties, forfeitures, back pay awards, court costs, litigation expenses, and attorney's fees.

Section 10 - MAINTENANCE AND REPAIR

     Agent is authorized to make or cause to be made, through contracted services or otherwise, all ordinary repairs and replacements reasonably necessary to preserve the Premises in its present condition and for the operating efficiency of the Premises, and all alterations required to comply with lease requirements, governmental regulations, or insurance requirements. Agent is also authorized to decorate the Premises and to purchase or rent, on Owner's behalf, all equipment, tools, appliances, materials, maintenance, or operation of the Premises.
     Such maintenance and decorating expenses shall be made in accordance to approved budget and shall be paid out of the Operating (and/or) Reserve Account(s).
     This section applies except where
     decorating and/or maintenance are at
     tenants' expense as stipulated in a lease.

10.1 APPROVAL FOR EXCEPTIONAL MAINTENANCE
     EXPENSE
     The expense to be incurred for any one
     item of maintenance alteration,
     refurbishing, or repair shall not exceed the sum of $5,000 unless such expense is specifically authorized by Owner or is incurred under such circumstances as Agent shall reasonable deem to be an emergency.
     In an emergency where repairs are
     immediately necessary for the preservation and safety of the Premises, or to avoid the suspension of any essential service to the Premises, or to avoid danger to life or property, or to comply with federal, state, or local law, such emergency repairs shall be made by Agent at Owner's expense prior approval.

Section 11 - CONTRACTS, UTILITIES AND SERVICES

     Agent is authorized to negotiate contracts for non-recurring items of expense, not to exceed $5,000, unless approved by Owner, and to enter into agreements in Owner's name for all necessary repairs, maintenance, minor alterations, and utility services. Agent shall, in Owner's name and at Owner's expense, make contracts on Owner's behalf for electricity, gas, telephone, fuel, or water, and such other services as Agent shall deem necessary or prudent for the operation of the Premises. All utility deposits shall be the Owner's responsibility, except that Agent may pay same from the Operating (and/or) Reserve
     Account(s) at Owner's request.

Section 12 - RELATIONSHIP OF AGENT TO OWNER

     The relationship of the parties to this
     Agreement shall be that of Principal and Agent, and all duties to be performed by Agent under this Agreement shall be for and on behalf of Owner, in Owner's name and for Owner's account. In taking any under the Agreement, Agent shall be acting only as Agent for Owner, and nothing in this Agreement shall be construed as creating a partnership, joint venture, or any other relationship between the parties to this Agreement except that of Principal and Agent, or as requiring Agent to bear any portion of losses arising out of or connected with the ownership or operation of the Premises. Nor shall Agent at any time during the period of this Agreement to be considered a direct employee of Owner. Neither party shall have the owner to bind or obligate the other except as expressly set forth in this Agreement except that Agent is authorized to act with such additional authority and power as may be necessary to carry out the spirit and intent of this Agreement.

Section 13 - SAVE HARMLESS

     The Owner will indemnify the Agent
     harmless against and hold the Agent
     harmless from and against any liabilities, damages, costs and expenses (including reasonable attorney's fees) sustained or incurred for injury to any person or property in, about, and in conjunction with the buildings, unless such injury shall be caused by the Agent's own negligence or willful misconduct; and any liability, damages, penalties, costs and expenses (including reasonable attorney's fees) statutory or otherwise, for all acts performed by the Agent in accordance with the terms of this Agreement or pursuant to the instructions of the Owner, provided, in each of the foregoing instances, that the Agent promptly advises the Owner of its receipt of information concerning any such injury and the amount of any such liability, damages, penalties, costs and expenses.

     The Agent will indemnify the Owner
     harmless against and hold the Owner
     harmless from and against; any
     liabilities, damages, costs and expenses
     (including reasonable attorney's fees)
     sustained or incurred for injury to any
     person or property in, about, and in
     conjunction with the buildings caused by the Agent's own negligence or willful misconduct; and any liability, damages, penalties, costs and expenses (including reasonable attorney's fees) statutory or otherwise, for all acts performed by the Agent not in accordance with the terms of this Agreement or not pursuant to the instructions of the Owners.









Section 14 - LIABILITY INSURANCE

     Owner and Agent shall obtain and keep in force adequate insurance against physical damage (e.g. fire with extended coverage endorsement, boiler and machinery, etc.)
     and against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operation, or maintenance of the Premises.
     The amounts and types of insurance shall be acceptable to both Owner and Agent, and any deductible required under each insurance policies shall be Owner's expense. Agent shall be covered as additional insured on all liability insurance maintained with respect to the Premises. Liability insurance shall be adequate to protect the interest of both
     Owner and Agent and in form, substance,
     and amounts reasonable satisfactory to
     Agent. Owner agrees to furnish Agent with certificates evidencing such insurance or with duplicate copies of such policies within 10 days of the execution of this Agreement. If Owner fails to do so, Agent may but shall not be obligated to place said insurance and charge the cost thereof to the Operating (and/or) Reserve
     Account(s). Said policies shall provide that notice of default or cancellation shall be sent to Agent as well as Owner and shall require a minimum of 30 days written notice to Agent before any cancellation of or changes to said policies.

Section 15 - AGENT ASSUMES NO LIABILITY

     Agent assumes no liability whatsoever for any acts or omissions of Owner or any previous owners of the Premises, or any previous management or other agent of either. Agent assumes no liability for any failure of or default by any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owned by any tenant to Owner pursuant to any lease or otherwise.
     Nor does Agent assume any liability for
     previously unknown violations or
     environmental or other regulations which may become unknown during the period of this Agreement is in effect. Any such regulatory violations or hazards discovered by Agent shall be brought to the attention of the Owner in writing and Owner shall promptly cure them.

Section 16 - OWNER RESPONSIBLE FOR ALL EXPENSES
OF LITIGATION

     Owner shall reimburse all reasonable
     expenses incurred by Agent, including but not limited to, attorneys' fee and Agent's costs and time, any liability, fines, penalties or the like, in connection with any claim, proceeding, or suit involving an alleged violation by Agent or Owner, or both, of any law pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law prohibiting or making illegal discrimination on the basis or race, sex, creed, color, religion, national origin, or mental or physical handicap, provided, however, that Owner shall not be responsible to Agent for any such expenses in the event Agent is finally adjudged to have personally, and not in a representative capacity, violated any such law. Nothing contained in this Agreement shall obligate Agent to employ legal counsel to represent Owner in any such proceeding or suit.
16.1 FEES FOR LEGAL ADVICE
     Owner shall pay reasonable expenses
     incurred by Agent in obtaining legal
     advice regarding compliance with any law affecting the Premises or activities related to them. If such expenditure also benefits others for whom Agent in this Agreement acts in a similar capacity, Owner agrees to pay an apportioned amount of such expense.

Section 17 - AGENT'S COMPENSATION AND EXPENSES

     As compensation for the services provided by Agent under this Agreement (and exclusive of reimbursement of expenses to which Agent is entitled hereunder). Owner shall pay Agent as follows:

17.1 FOR MANAGEMENT SERVICES
     The greater of (i) $ N/A per month or (ii)
     4% of the total monthly gross receipts
     from the premises, payable by the 10th day of the current month for the duration of this Agreement. Payments due Agent for Periods of less than a calendar month shall be prorated over the number of days for which compensation is due. The percentage amount set forth in (ii) above shall be based upon the total gross receipts from the premises during the preceding month.

     The term "gross receipts" shall be deemed to include all collected rents and other income and charges from the normal operation of the Premises, including, but not limited to, rents, parking fees, laundry income, forfeited security deposits, pet deposits, other fees and deposits, special charges listed in paragraph 3.2, or excess interest on security deposits (from paragraph 3.3), and other miscellaneous income. Gross receipts shall NOT be deemed to include the value of units provided to on-site staff nor income arising out of the sale of real property or settlement of fire or other casualty losses and items of a similar nature.

17.2 FOR APARTMENT LEASING
     N/A.

17.3 FOR COMMERCIAL LEASING
     N/A.

17.4 FOR MODERNIZATION
(REHABILITATION/CONSTRUCTION)
     N/A.

17.5 FOR FIRE RESTORATION
     10% of total restoration if Claremont
     Management Corporation acts as general
     contractor.

17.6 FOR OTHER ITEMS OF MUTUAL AGREEMENT
     To be determined if situation arises.


17.7 INTEREST ON UNPAID SUMS
     Any sums due Agent under any provisions of this Agreement, and not paid within 30 days after such sums have become due, shall bear interest at the rate of the Fleet prime rate.

Section 18 - REPRESENTATIONS

     Owner represents and warrants: That Owner has full power and authority to enter this Agreement; that there are no written or oral agreements affecting the Premises other than tenant leases, copies of which have been furnished to Agent; that there are no recorded easements, restrictions, reservations, or rights of way which adversely affect the use of the Premises for the purposes intended under this Agreement; that to the best of Owner's knowledge, the property is zoned for the intended use; that all leasing and other permits for the operation of the Premises have been secured and are current; that the building and its been secured and are current; that the building and its construction and operation do not violate any applicable statutes, laws, ordinances, rules regulations, orders, or the like
     (including, but not limited to, those
     pertaining to hazardous or toxic
     substances); that the building does not
     contain any asbestos, urea, formaldehyde, radon, or other toxic or hazardous substance; and that no unsafe conditions exists.

Section 19 - STRUCTURAL CHANGES

     Owner expressly withholds from Agent any power or authority to make any structural changes in any building, or to make any other major alterations or additions in or to any such building or to any equipment to any such building, or to incur any expense chargeable to Owner other than expenses related to exercising the express powers vested in Agent through this Agreement, without the prior written consent of the following person or his designee:

          Terrence Sullivan
          Boston Bay Capital, Inc.
          One Liberty Square
          Boston, MA 02109

     However, such emergency repairs as may be required because of danger to life or property, or which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof, or required to avoid the suspension of any necessary service to the Premises, or to comply with any applicable federal, state, or local laws, regulations, or ordinances, shall be authorized pursuant to paragraph 10.1 of this Agreement, and Agent shall notify
     Owner appropriately.





Section 20 - BUILDING COMPLIANCE

     Agent does not assume and is given no
     responsibility for compliance of the
     Premises or any building thereon or any
     equipment therein with the requirements of any building codes or with any statue, ordinance, law, or regulation or any governmental body or of any public authority or official thereof having jurisdiction, except to notify Owner promptly or forward to Owner promptly any complaints, warnings, notices, or summons received by Agent relating to such matters. Owner represents that to the best of Owner's knowledge the Premises and all such equipment comply with all such requirements, and Owner authorizes Agent to disclose the ownership of the Premises to any such officials and agrees to indemnify and hold Agent, its representatives, servants, and employees, harmless of and from all loss, cost, expense, and liability whatsoever which may be imposed by reason of any present or future violation or alleged violation of such laws, ordinances, statues, or regulations.

Section 21 - TERMINATION

21.1 TERMINATION BY EITHER PARTY
     This Agreement may be terminated by either
     Owner or Agent, with or without cause, at the end of the initial term or of any following term year upon the giving of 30 days' written notice prior to the end of said initial term or following terming year.

21.2 TERMINATION FOR CAUSE
     Notwithstanding the foregoing, the
     Agreement shall terminate in any event,
     and all obligations of the parties
     hereunder shall cease (except as to
     liabilities or obligations which have
     accrued or arisen prior to such
     termination, or which accrue pursuant to paragraph 21.3 as a result of such termination, and obligations to insure and indemnify), upon the occurrence of any of the following events:

     a.   BREACH OF AGREEMENT - Thirty (30)
     days after the receipt of notice by either party to the other specifying in detail a material breach of this Agreement, if such breach has not been cured within said thirty (30) day period; or if such breach is of a nature that it cannot be cured within said (30) day period but can not be cured with a reasonable time thereafter, if efforts to cure such breach have not commenced or/and such efforts are not proceeding and being continued diligently both during and after such thirty (30) day period prior to the breach being cured.
     HOWEVER, the breach of any obligation of either party hereunder to pay any monies to the other party under the terms of this Agreement shall be deemed to be curable within thirty (30) days.






21.2 TERMINATION FOR CAUSE (Cont.)

     b.   FAILURE TO ACT, ETC. - In the event
that any insurance required of Owner is not maintained without any lapse, or it is alleged or charged that the Premises, or any portion thereof, or any act or failure to act by Owner, its agent and employees with respect to the Premises, fails to comply with any law or regulations, or any order or ruling of any public authority, and Agent, in its sole discretion, considers that the action or position of Owner or its representatives with respect thereto may result in damage or liability to Agent, or disciplinary proceeding with respect to Agent's license. Agent shall have the right to terminate this Agreement at any time by written notice to Owner of its election to do so, which termination shall be effective upon the service of such notice. Such termination shall not release the indemnities of Owner set forth herein.

     c.   EXCESSIVE DAMAGE - Upon the
     destruction of or substantial damage to
     the Premises by any cause, or the taking of all or a substantial portion of the Premise of the Premises by eminent domain, in either case making it impossible or impracticable to continue operation of the Premises.

     d.   INADEQUATE INSURANCE - If Agent deems
     that the liability insurance obtained by Owner per section 14 is not reasonable satisfactory to protect its interest under this Agreement, and if Owner and Agent cannot agree as to adequate insurance.
     Agent shall have the right to cancel this Agreement upon the service of notice to Owner.

21.3 TERMINATION COMPENSATION
     If (i) Owner terminates this Agreement
     before the end of the initial term or any subsequent term year as provided in paragraph 21.1 above for any reason other than for a breach by Agent under paragraph
     21.2 (a) above, or if (ii) Agent
     terminates this Agreement for a breach by Owner under paragraph 21.2 (a) above or pursuant to the provisions of paragraph
     21.2 (b) or 21.2 (d) above, then in any
     such event, Owner shall be obligated to
     pay Agent as liquidated damages an amount equal to the management fee earned by Agent, as determined under paragraph 17.1 above, for the calendar month immediately preceding the month in which the notice of termination is given to Agent or to Owner, multiplied by the number of months and/or portions thereof remaining from the termination date until the end of the initial term or term year in which the termination occurred. Such damages, plus any amounts accruing to Agent prior to such termination, shall be due and payable upon termination of this Agreement. To the extent that funds are available, such sums shall be payable from the Operating
     (and/or) Reserve Account(s). Any amount due in excess of the funds available from the Operating (and/or) Reserve Account(s) shall be paid by Owner to Agent upon demand.




21.4 OWNER RESPONSIBLE FOR PAYMENTS
     Upon Termination or withdrawal from this Agreement, Owner shall assume the obligations of any contract or outstanding bill executed by Agent under this Agreement for and on behalf of Owner and responsibility for payment of all unpaid bills. In addition, Owner shall furnish
     Agent security, in an amount satisfactory to Agent, against any obligations or liabilities with Agent may have properly incurred on Owner's behalf under this Agreement.

     Agent may withhold funds for ninety (90) days after the end of the month in which this Agreement is terminated, in order to pay bills previously incurred by not yet invoiced and to close accounts. Agent shall deliver to Owner, within ninety (90) days after the end of the month in which this Agreement is terminated, any balance of monies due Owner or of tenant security deposits, or both which were held by Agent with respect to the Premises, as well as a final accounting reflecting the balance of income and expenses with respect to the Premises as of the date of termination or withdrawal, and all records, contracts, leases, receipts for deposits, and other papers or documents which pertain to the Premises.

21.5 SALE OF PREMISES
     In the event that the Premises are sold by Owner during the period of this Agreement, Agent may, upon agreement with Owner and in accordance with Owner's partnership agreement, obtain rights of representation in the sale as stated in a specific sales agreement to be negotiated separately.
     Upon transfer of ownership, this Agreement shall terminate by mutual consent of Owner and Agent under the term and conditions set forth below:

          The agreement shall automatically
          terminate upon sale of premises to a
          bona fide Third Party without
          penalty.  A minimum of sixty days
          notice is required.

Section 22 - INDEMNIFICATION SURVIVES
TERMINATION

     All representatives and warranties of the parties contained herein shall survive the termination of this Agreement. All provisions of this Agreement that require
     Owner to have insured or to defend,
     reimburse, or indemnify Agent (including, but not limited to, paragraphs, 2.1, 2.3, 5, 8.4, 9.2, 13, 14, 15, 16, 17.7, 20,
     21.3 and 21.4) shall survive any
     termination; and if Agent is or becomes
     involved in any proceedings or litigation by reason of having been Owner's Agent, such provisions shall apply as if this Agreement were still in effect.

Section 23 - HEADINGS

     All headings and subheadings employed
     within this Agreement and in the
     accompanying List of Provisions are
     inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.



Section 24 - FORCE MAJEUR

     Any delays in the performance of any
     obligation of Agent under this Agreement shall be excused to the extent that such delays are caused by wars, national emergencies, natural disasters, strikes, labor disputes, utility failures, governmental regulations, riots, adverse weather, and other similar causes not within the control of Agent, and any time periods required for performance shall be extended accordingly.

Section 25 - COMPLETE AGREEMENT

     This Agreement, including any specified
     attachments, constitutes the entire
     agreement between Owner and Agent with
     respect to the management and operation of the Premises and supersedes and replaces any and all previous management agreements entered into or/and negotiated between
     Owner and Agent relating to the Premises covered by this Agreement. No change to this Agreement shall be valid unless made by supplemental written agreement executed and approved by Owner and Agent. Except as otherwise provided herein, any and all amendments, additions, or deletions to this Agreement shall be null and void unless approved by Owner and Agent in writing. Each party to this Agreement hereby acknowledges and agrees that the other party has made no warranties, representations, covenants, or agreements, express or implied, to such party, other than those expressly set forth herein, and that each party, in entering into and executing this Agreement, has relied upon no warranties, representations, covenants, or agreement, express or implied, to such party, other than those expressly set forth herein.

Section 26 - RIGHTS CUMULATIVE; NO WAIVER

     No right or remedy herein conferred upon or reserved to either of the parties to this Agreement is extended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given under this Agreement or now or thereafter legally existing upon the occurrence of an event or default under this Agreement. The failure of either party to this Agreement to insist at any time upon the strict observance or performance of any of the provisions of this Agreement, or to exercise any right or remedy as provided in this Agreement, shall not impair any such right or remedy with respect to subsequent defaults.
     Every right and remedy given by this
     Agreement to the parties to it may be
     exercised from time to time and as often as may be deemed expedient by those parties.







Section 27 - APPLICABLE LAW AND PARTIAL
INVALIDITY

     The Execution, interpretation, and
     performance of this Agreement shall in all respects be controlled and governed by the laws of the State of Massachusetts. If any part of this Agreement shall be declared invalid or unenforceable, Agent shall have the option to terminate this Agreement by notice to Owner.

     Any notices, demands, consents, and report necessary or provided for under this Agreement shall be in writing and shall be addressed as follows, or at such other address as Owner and Agent individually may specify hereafter in writing:

     Agent:         Claremont Management
Corporation
               Batterymarch Park II
               Quincy, MA 02169
               ATTN:  Charles M. Moran, Jr.

     Owner:    Henderson's Wharf Baltimore L.P.
               c/o Boston Bay Capital, Inc.
               One Liberty Square
               Boston, MA 02109
               ATTN:  Terrence P. Sullivan

     Such notice or other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid, and may be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office. Such notices, demands, consents, and reports may also be delivered by hand or by any other receipted method or means permitted by law. For purposes of this Agreement, notices shall be deemed to have been "given" or "delivered" upon personal delivery thereof forty-eight (48) hours after having been deposited in the United
     States mails as provided herein.

Section 28 - AGREEMENT BINDING UPON SUCCESSORS
     AND ASSIGNS

     This Agreement shall be binding the
     parties hereto and their respective
     personal representatives, heirs,
     administrators, executors, successors and assigns.

SIGNATURES

     IN WITNESS WHEREOF, the parties hereto
have affixed or caused to be affixed their respective signatures this _________ day of _______________ 1995.

Witnesses:                    Henderson's Wharf
Baltimore, L.P.
                         a Delaware Limited
Partnership ("Borrower")

                         By:  Henderson's Wharf
Development Corporation.
                                 a Delaware
Corporation, General Partner of
                                 Henderson's
Wharf Baltimore, L.P.

__________________________            By:
_________________________________
                                   Terrence P.
Sullivan, President

                         By:  Historic
Preservation Properties 1990 L.P.
                                 TAX CREDIT
FUND, a Delaware L.P., General
                                 Partner of
Henderson's Wharf Baltimore, L.P.

                                 By:  Boston
Historic Partners II L.P., General

Partner of Historic Preservation Properties
                                  1990 L.P. Tax
Credit Fund

                                  By:
Portfolio Advisory Services II, Inc.
                                   General
Partner of BHP II Advisors L.P.

___________________________             By:
____________________________

Terrence P. Sullivan, President of

Portfolio Advisory Services II, Inc.

___________________________        By:
_________________________________
                                      Terrence
P. Sullivan, General Partner of
                                       BHP II
Advisors L.P.


                              Agent:

                                   Firm:
Claremont Management Corporation

___________________________
By:  _______________________________
                                       Charles
M. Moran, Jr., President